Exhibit 4.4

Addendum to trust agreement

The Capital Group Companies

American Funds    Capital Research and Management    Capital International    Capital Guardian    Capital Bank and Trust

A.1 Participant Directions. Each Participant or Beneficiary of a deceased Participant shall have the right to direct the Trustee as to the manner of voting and the exercise of all other rights which a shareholder of record has with respect to shares (and fractional shares) of qualifying employer securities (as defined by ERISA Section 407) (“Employer Stock”) which have been allocated to the Participant’s or Beneficiary’s account (including, but not limited to, the right to sell or retain shares in a public or private tender offer).

A.2 Participants and Beneficiaries as Named Fiduciaries. Each Participant and Beneficiary who is authorized (pursuant to Section A.1) to direct the Trustee as to the manner of voting and the exercise of other shareholder rights with respect to shares (and fractional shares) of Employer Stock allocated to such Participant’s or Beneficiary’s account is a named fiduciary (within the meaning of Section 402(a)(2) of ERISA) with respect to such shares (and fractional shares). The Administrative Named Fiduciary shall cause each such Participant and Beneficiary to be notified of his or her status as a named fiduciary.

A.3 Execution of Purchases and Sales. Purchases and sales of Employer Stock shall be made within a reasonable time on or after the date on which the Trustee or its designated agent receives from an Administrative Named Fiduciary or an Investment Named Fiduciary, in good order. All information and documentation necessary to accurately effect such purchases and sales (or, in the case of purchases, the subsequent date on which the Trustee or its designated agent has received a wire transfer of the funds necessary to make such purchases). Such general rules shall not apply in the following circumstances:

(a)	If the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or,

(b)	If the Trustee is prohibited by the Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of the circumstances described in (a) or (b) above, the Trustee shall purchase or sell such shares as soon as possible thereafter, and it shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow written directions from an Administrative Named Fiduciary or an Investment Named Fiduciary to deviate from the above purchase and sale procedures.

A.4 Purchases and Sales from or to Employer. If directed by the Employer in writing, the Trustee may purchase or sell Employer Stock from or to the Employer if the purchase or sale is for adequate consideration (within the meaning of ERISA Section 3(18)) and no commission is charged. If employer contributions or contributions made by the Employer on behalf of the Participants are to be invested in Employer Stock, the Employer may, with the Trustee’s consent, transfer Employer Stock in lieu of cash to the Trust. In either case, the number of shares to be transferred will be determined by dividing the total amount of Employer Stock to be purchased or sold by the closing price of the Employer Stock on any national securities exchange on the trading date.

A.5 Securities Law Reports. The Employer shall be responsible for filing all reports required under federal or state securities laws with respect to the Trust’s ownership of Employer Stock, including without limitation, any reports required under Sections 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Employer Stock pending the filing of any report. The Trustee shall provide to the Employer such information on the Trust’s ownership of Employer Stock as the Employer or an Administrative Named Fiduciary may reasonably request in order to comply with Federal or state securities laws.

A.6 Voting and Tender Offers. Notwithstanding any other provision of this Agreement, the provisions of this Addendum shall govern the voting and tendering of Employer Stock (except as otherwise required by law). The Employer, after consultation with the Trustee, shall engage an independent third party to handle all printing, mailing, and tabulation associated with the voting and tendering of Employer Stock. The Employer shall be responsible for all costs associated with the voting and tendering of Employer Stock.

(a)	Voting

(i)	Employer Responsibilities. When the issuer of the Employer Stock prepares for any annual or special meeting, the Employer shall:

(a)	Notify the Trustee or its designated agent at least thirty (30) days in advance of the intended record date and shall cause a copy of all materials, including a voting instruction form, to be sent to the Trustee or its designated agent;

(b)	Cause a copy of the notice and all proxy solicitation materials to be sent to each Participant and Beneficiary with an interest in Employer Stock, together with the foregoing voting instruction form to be returned to the Trustee or its designee;

(c)	Provide the Trustee with a copy of any materials provided to the Participants and Beneficiaries, and

(d)	Certify to the Trustee that the materials have been mailed or otherwise sent to Participants and Beneficiaries.

(ii)	Voting Instruction Form. The instruction form shall show the proportional interest in the number of full and fractional shares of Employer Stock credited to the Participant’s or Beneficiary’s account.

Requirement to Inform Participants and Beneficiaries. The material provided by the Employer to each Participant and Beneficiary shall include such information necessary to adequately inform the Participant and Beneficiary about the effects of a direction to the Trustee to vote the Employer Stock and the effects of a failure to direct the Trustee as to the voting of Employer Stock and the Trustee shall have no responsibility with respect to this material.

(iii)	Right to Direct the Trustee. Each Participant and Beneficiary with an interest in Employer Stock shall have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Employer Stock reflecting such Participant’s or Beneficiary’s proportional interest in Employer Stock (both vested and unvested).

(iv)	Voting Held in Confidence. Directions from a Participant or Beneficiary to the Trustee concerning the voting of Employer Stock shall be communicated in writing. These directions shall be held in confidence by the Trustee and shall not be divulged to the Employer, or any officer or employee thereof, or any other person, except as may be permitted by law.

(v)	The Trustee’s Vote. Upon its receipt of the directions, the Trustee shall vote the shares of Employer Stock reflecting the Participant’s or Beneficiary’s proportional interest in Employer Stock as directed by the Participant or Beneficiary. The Trustee shall vote “abstain” with respect to those shares of Employer Stock for which timely instructions are not received from a Participant or Beneficiary.

(b)	Tender Offers.

(i)	Employer Responsibilities. Upon commencement of a tender offer for any Employer Stock, the Employer shall

(a)	Notify each Participant and Beneficiary with an interest in Employer Stock of the tender offer and utilize its best efforts to timely distribute or cause to be distributed to the participants and Beneficiaries the same information that is distributed to shareholders of the issuer of Employer Stock in connection with the tender offer;

(b)	Provide and pay for a means by which each Participant and Beneficiary may direct the Trustee whether or not to tender the Employer Stock reflecting such Participant’s or Beneficiary’s proportional interest in Employer Stock (both vested and unvested);

(c)	Provide the Trustee with a copy of any material provided to the Participants and Beneficiaries, and

(d)	Certify to the Trustee that the materials have been mailed or otherwise sent to Participants and Beneficiaries.

(ii)	Requirement to Inform Participants and Beneficiaries. The material provided to each Participant and Beneficiary by the Employer shall include such information necessary to adequately inform the Participant and Beneficiary about the effects of a direction to the Trustee to tender the Employer Stock and the effects of a failure to direct the Trustee whether to tender or not and the Trustee shall have no responsibility with respect to this material.

(iii)	Right to Direct the Trustee. Each Participant and Beneficiary shall have the right to direct the Trustee to tender or not to tender some or all of the shares of Employer Stock reflecting such Participant’s or Beneficiary’s proportional interest in Employer Stock (both vested and unvested).

(iv)	Voting Held in Confidence. Directions from a Participant or Beneficiary to the Trustee or its designee concerning the tender of Employer Stock shall be communicated in writing. These directions shall be held in confidence by the Trustee and shall not be divulged to the Employer, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder or otherwise permitted by law.

(v)	Tender by Direction Only. The Trustee shall tender or not tender shares of Employer Stock as directed by the Participant or Beneficiary. The trustee shall not tender shares of Employer Stock reflecting a Participant’s or Beneficiary’s proportional interest in Employer Stock for which it has received no direction from the Participant or Beneficiary.

(vi)	Withdrawal of Direction. A Participant or Beneficiary who has directed the Trustee to tender some or all of the shares of Employer Stock reflecting the Participant’s or Beneficiary’s proportional interest in Company Stock may, at least two business days prior to the tender offer withdrawal date, direct the Trustee in writing to withdraw some or all of the tendered shares reflecting the Participant’s or Beneficiary’s proportional interest, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline. Except as otherwise provided, a Participant or Beneficiary shall not be limited as to the number of directions to tender or withdraw that the Participant or Beneficiary may give to the Trustee.

(vii)	No Distribution. A direction by a Participant or Beneficiary to the Trustee or its designee to tender shares of Employer Stock reflecting the Participant’s or Beneficiary’s proportional interest in Company Stock shall not be considered a written election under the Plan by the Participant or Beneficiary to withdraw, or have distributed, any or all of his withdrawable shares. The Trustee shall credit to each proportional interest of the Participant or Beneficiary from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of Employer Stock tendered from that interest. Pending receipt of directions (through an administrative Named Fiduciary) from the Participant or Beneficiary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the Cash Management Trust of America.

A.7 Shares Credited. For all purposes of this Addendum, the number of shares of Employer Stock deemed “credited” or “reflected” to a Participant’s or Beneficiary’s proportional interest shall be determined as of the last preceding valuation date.

A.8 Trustee to Take Direction. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Employer Stock credited to a Participant’s or Beneficiary’s proportional interest in Employer Stock, the Trustee shall follow the directions of an Administrative Named Fiduciary or an Investment Named Fiduciary. The Trustee shall have no duty to solicit directions from any party including Participants and Beneficiaries.

A.9 Duty to Monitor. The Investment Named Fiduciary shall continuously monitor the suitability under the fiduciary duty rules of ERISA Section 404(a) (1)(as modified by ERISA Section 404(a) (2)) of acquiring and holding Employer Stock. The Trustee shall not be liable for any loss, or by reason of any breach, which arises from the directions of a named fiduciary with respect to the acquisition and holding of Employer Stock.

All provisions in this Addendum shall also apply to any securities received as a result of a conversion of Employer Stock.

IN WITNESS WHEREOF, the parties have caused this Addendum to Trust Agreement to be executed:

EMPLOYER

By:		Date:	September 17, 2007
Authorized Signature
Name:	Mark H. McKinnies
Title:	CFO

CAPITAL BANK and TRUST COMPANY

By:		Date:	9-25-2007
Authorized Signature

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